UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant X

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-2

BioCardia, Inc.
(Name of Registrant as Specified In Its Charter)

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BIOCARDIA, INC.
320 SOQUEL WAY
SUNNYVALE, CALIFORNIA 94085

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 9:00 a.m. Pacific Time on Wednesday, October 18, 2023

Dear Stockholders of BioCardia, Inc.:

Please be advised that the 2023 annual meeting of stockholders (the “Annual Meeting”) of BioCardia, Inc., a Delaware corporation, will be held on Wednesday, October 18, 2023 at 9:00 a.m. Pacific Time, at Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California 94304-1050, for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect two Class I directors to serve until the 2026 annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To ratify the appointment of PKF San Diego, LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023;

3.	To hold a non-binding vote on executive compensation;

4.	To hold a non-binding vote on the frequency of executive compensation votes; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our board of directors has fixed the close of business on August 25, 2023 as the record date for the Annual Meeting. Only stockholders of record on August 25, 2023 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement. If you plan on attending this year’s Annual Meeting as a stockholder, follow the instructions provided in your proxy, as explained on page [3] of this proxy statement.

Pursuant to rules promulgated by the U.S. Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by posting our proxy materials on the Internet.

All stockholders are cordially invited to attend the meeting in person.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail. We appreciate your continued support of BioCardia, Inc. and look forward to either greeting you personally at the Annual Meeting or receiving your proxy.

By order of the Board of Directors,

/s/ Jim Allen

Director

/s/ Peter Altman, Ph.D.

President, Chief Executive Officer, and Director

/s/ Andrew Blank

Chairman of the Board

/s/ Richard Krasno, Ph.D.

Director

/s/ Krisztina Zsebo, Ph.D.

Director

/s/ Jay M. Moyes

Director

/s/ Simon H. Stertzer, M.D.

Director

Sunnyvale, California

September 1, 2023

BIOCARDIA, INC.

PROXY STATEMENT
FOR 2023 ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 9:00 a.m. Pacific Time on Wednesday, October 18, 2023

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2023 annual meeting of stockholders of BioCardia, Inc., a Delaware corporation (“BioCardia,” the “Company,” “we,” “our,” or “us”), and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held on Wednesday, October 18, 2023 at 9:00 a.m. Pacific Time, at Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California 94304-1050. Our proxy materials are first being mailed on or about September 5, 2023 to all stockholders entitled to vote at the Annual Meeting.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 are available on the Financials & Filings portion of our website at www.biocardia.com/investors/financials-filings/id/1021.

What matters am I voting on?

You will be voting on:

•	the election of two Class I directors to serve until the 2026 annual meeting of stockholders and until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of PKF San Diego, LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023;

•	approval, on an advisory basis, of a resolution approving the Company’s executive compensation;

•	the approval, on an advisory basis, of a resolution indicating the frequency with which the Company should hold an advisory vote on the Company’s executive compensation; and

•	any other business as may properly come before the Annual Meeting.

How does the board of directors recommend I vote on these proposals?

Our board of directors recommends a vote:

•	“FOR” the election of Peter Altman, Ph.D. and William Facteau as Class I directors;

•	“FOR” the ratification of the appointment of PKF San Diego, LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023;

•	“FOR” the resolution approving our executive compensation; and

•	“EVERY ONE YEAR” for the resolution indicating how frequently the Company should hold an advisory vote on our executive compensation.

Who is entitled to vote?

Holders of our common stock as of the close of business on August 25, 2023, the record date, may vote at the Annual Meeting. As of the record date, there were 21,619,432 shares of our common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the record date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the proxy materials were provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders. If shares of our common stock are held on your behalf in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares held in “street name,” and the proxy materials were forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use. Throughout this proxy, we refer to stockholders who hold their shares through a broker, bank or other nominee as "street name stockholders.”

In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting on Wednesday, October 18, 2023, and for 10 days prior to the annual meeting at 650 Page Mill Road, Palo Alto, California 94304-1050, between the hours of 9:00 a.m. and 4:30 p.m., Pacific Time.

How many votes are needed for approval of each proposal?

•

Proposal No. 1: Directors are elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. "Plurality” means that the nominees who receive the largest number of votes cast "FOR” are elected as directors. As a result, any shares not voted "FOR” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. Votes of "WITHHOLD” and broker non-votes have no legal effect on the election of directors due to the fact that such elections are by a plurality. Abstentions will have no effect on the outcome of this proposal.

•

Proposal No. 2: The ratification of the appointment of PKF San Diego, LLP requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy at the Annual Meeting at which a quorum is present and entitled to vote thereon. Please note that abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote "AGAINST” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

•

Proposal No. 3: Approval, on an advisory basis, of our executive compensation requires the affirmative vote of a majority of the issued and outstanding shares of our common stock, represented in person or by proxy at the meeting and entitled to vote thereon. Please note that abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote "AGAINST” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

•

Proposal No. 4: The frequency that receives the affirmative vote of a plurality of the issued and outstanding shares of the Company’s common stock, represented in person or by proxy at the meeting and entitled to vote thereon, will be the frequency approved on an advisory basis by the stockholders. “Plurality” means that the frequency (every year, every two years or every three years) that receives the largest number of votes cast is the frequency approved by the stockholders. Consequently, abstentions and broker non-votes will not have any effect on the vote with respect to this proposal.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to be properly held under our amended and restated bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withhold votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•	by Internet at www.proxyvote.com, 24 hours a day, seven days a week (have your proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-690-6903 (have your proxy card in hand when you call);

•	by completing and mailing your proxy card; or

•	by written ballot at the Annual Meeting.

Any notes submitted by Internet or telephone may be submitted until 11:59 p.m. Eastern Time on October 17, 2023. Any votes submitted by mail must be received prior to the Annual Meeting.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning an instruction card, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. If you are a street name stockholder, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	returning a later-dated proxy card;

•	notifying the Secretary of BioCardia, Inc., in writing, at BioCardia, Inc., 320 Soquel Way, Sunnyvale, California 94085; or

•	completing a written ballot at the Annual Meeting.

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

What do I need to do to attend the Annual Meeting in person?

Seating will begin at 8:30 a.m. and the meeting will begin at 9:00 a.m. Only stockholders of record on the record date are allowed to attend the Annual Meeting. As such, on the day of the meeting, each stockholder will be required to present valid picture identification such as a driver’s license or passport. If you hold your shares in street name, you must request and receive in advance of the Annual Meeting a legal proxy from your broker, bank or other nominee in order to vote in person at the Annual Meeting.

Use of cameras, recording devices, computers and other personal electronic devices will not be permitted at the Annual Meeting. Photography and video are prohibited at the Annual Meeting.

Please allow ample time for check-in. For security reasons, stockholders should be prepared and may be required to pass through metal detectors prior to entering the Annual Meeting. Please note that large bags and packages will not be allowed at the Annual Meeting. Persons will be subject to search.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. Peter Altman, Ph.D. and David McClung have been designated as proxies by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

How are proxies solicited for the Annual Meeting?

Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker or other nominee holds shares of our common stock on your behalf.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within BioCardia, Inc. or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of our common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole "routine” matter: the proposal to ratify the appointment of PKF San Diego, LLP. Your broker will not have discretion to vote on the election of directors, on the executive compensation, or on the frequency of the executive compensation advisory votes, which are "non-routine” matters, absent direction from you.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to such Current Report on Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

The SEC has adopted rules that permit brokers, banks and other nominees to satisfy the delivery requirements for proxy statements, annual reports and Notice of Internet Availability of Proxy Materials, as applicable, with respect to two or more stockholders sharing the same address by delivering a single copy of such document addressed to those stockholders. This process, which is commonly referred to as "householding,” potentially means extra convenience for stockholders and reduces our printing costs, mailing costs, and fees.

A number of brokers and other nominees with account holders who are our stockholders may be "householding” the proxy materials. This means that only one copy of this proxy statement, our annual report and Notice of Internet Availability of Proxy Materials may have been sent to multiple stockholders in a household. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, annual report and Notice of Internet Availability of Proxy Materials from the other stockholder(s) sharing your address, please (i) notify your broker or other nominee, or (ii) contact us at the following address and phone number:

BioCardia, Inc.
Attention: Secretary
320 Soquel Way
Sunnyvale, California 94085

(650) 226-0120

Stockholders who beneficially own shares of our common stock held in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

We currently expect to hold our 2024 annual meeting of stockholders on June 12, 2024, which is date that was used to determine the deadlines set forth in “Stockholder Proposals.”

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2024 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices no later than December 30, 2023 and the proposal must otherwise comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

BioCardia, Inc.
Attention: Secretary
320 Soquel Way
Sunnyvale, California 94085

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) brought before the meeting by the corporation and specified in the notice of meeting given by or at the direction of our board of directors, (ii) brought before the meeting by or at the direction of our board of directors, or (iii) otherwise properly brought before the meeting by a stockholder who (A) was a stockholder of record both at the time of giving the notice and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with all of the notice procedures set forth in our bylaws.

To be timely for our 2024 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices:

•	not earlier than February 13, 2024; and

•	not later than the close of business on March 14, 2024.

In the event that we hold our 2024 annual meeting of stockholders more than 30 days before or more than 30 days after the one-year anniversary of the Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public disclosure of the date of such annual meeting was made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

If you intend to solicit proxies in support of director nominees other than our nominees, then we must receive notice providing the information required by Rule 14a-19 of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” postmarked no later than April 13, 2024. However, if the date of next year’s annual meeting is more than 30 days before or more than 30 days after June 12, 2024, then we must receive your notice by the close of business on the later of the sixtieth (60th) day prior to such meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see "Board of Directors and Corporate Governance−Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Secretary within the time period described above under "Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our amended and restated bylaws may be obtained by accessing Exhibit 3.1 to our Form 8-K filed on May 1, 2023 on the SEC’s website at http://www.sec.gov. You may also contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our board of directors, which is currently composed of seven members. Krisztina Zsebo, Ph.D. has served as a board member since December 2020 and her term will end upon the commencement of the Annual Meeting. We thank Dr. Zsebo for her service to the Company and our Board of Directors.

All of our directors other than Peter Altman, Ph.D. are independent within the meaning of the listing standards of the NASDAQ Stock Market LLC. Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

The following table sets forth the names, ages as of September 1, 2023, and certain other information for each of the directors with terms expiring at the Annual Meeting, the nominees for election as a director at the Annual Meeting, and for each of the continuing members of our board of directors:

	Class	Age	Position	Director Since(5)	Current Term Expires	Expiration of Term For Which Nominated
Directors with Terms expiring at the Annual Meeting/ Nominees
Peter Altman, Ph.D.	I	57	President, Chief Executive Officer and Director	2002	2023	2026
William Facteau(1)	I	53	Director	—	—	2026
Continuing Directors
Jim Allen(3)	II	68	Director	2019	2024	—
Andrew Blank(3)(4)	II	67	Chairman of the Board of Directors	2019	2024	—
Richard Krasno, Ph.D.(2)(4)(5)	III	81	Director	2016	2025	—
Jay M. Moyes(2)(4)	III	69	Director	2011	2025	—
Simon H. Stertzer, M.D.	III	87	Director	2002	2025	—
Non-Continuing Directors
Krisztina Zsebo, Ph.D.(2)	I	67	Director	2020	2023	—

(1)	Mr. Facteau will serve on the audit committee upon his election to the Board at the Annual Meeting Member

(2)	Member of the audit committee

(3)	Member of the nominating and corporate governance committee

(4)	Member of the compensation committee

(5)

Service on our board of directors prior to 2016 noted in the narrative below includes service with BioCardia Lifesciences, Inc., the company we merged with in our reverse merger transaction in October 2016.

Nominees for Director

Peter Altman, Ph.D. has served as our President and Chief Executive Officer since 2002. He was founding Chief Executive Officer from 1999 to 2003 and board member of CareDx from 1999 to 2014, a developer of a diagnostic to be used in chronic inflammatory diseases, including cardiac and kidney transplantation. Dr. Altman has served as a director on the board of directors of Oncocyclist Biotech since 2018. He received his Ph.D. in Bioengineering/Pharmaceutical Chemistry from the University of California, San Francisco and University of California, Berkeley, and both his Master of Science and Bachelor of Science in Mechanical Engineering from the Columbia University School of Engineering and Applied Sciences. Dr. Altman has been elected Fellow of the American Heart Association.

We believe that Dr. Altman possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience in the biotechnology, medical device and diagnostic industries and the operational insight and expertise he has accumulated as our President and Chief Executive Officer.

William Facteau is a director nominee and will begin serving on our board of directors following his election at the Annual Meeting. Mr. Facteau is the President and Chief Executive Officer of Earlens Corporation, which is focused on transforming the hearing aid industry with its novel and proprietary light-based technology, and has served in that capacity since November 2013. Prior to joining Earlens, Mr. Facteau served as President and Chief Executive Officer of Acclarent, the company that created Balloon Sinuplasty. Mr. Facteau previously served as a director on the board of a number of companies, including Acclarent, Aerin Medical, PROCEPT BioRobotics, Neotract, CVI, Cabachon and ExploraMed. Mr. Facteau holds a bachelor’s degree from the University of Connecticut.

In 2016, Mr. Facteau was found liable for misdemeanor counts of introducing adulterated and misbranded medical devices into interstate commerce under the Food, Drug, and Cosmetic Act stemming from certain Acclarent sales representatives introducing a product for an intended use that had not yet been cleared by the Food and Drug Administration. These strict liability misdemeanors required no finding of criminal intent, knowledge, or wrongdoing by Mr. Facteau and did not lead to exclusion from government health care programs. Because the misdemeanor charges were predicated upon unclear FDA regulations and because the government’s charging theories relied upon truthful speech as supposed evidence of guilt, the resulting judgment was appealed.  That appeal remains pending.

We believe that Mr. Facteau possesses specific attributes that qualify him to serve as a member of our board of directors, including his operational expertise and extensive track record of leadership and executive experience in the medical device industry across multiple companies.

Continuing Directors

Jim Allen was appointed to our board of directors in October 2019. Mr. Allen is Chief Executive Officer and President of Sea Star, Inc., a real estate development company, and has served in that capacity since he founded the company in February 1989. Mr. Allen has founded multiple companies from concept to full operation involving the development of various technologies, patents, manufacturing processes, and sales, distribution and maintenance programs. Six of his ventures have resulted in sales to publicly-traded companies. One of his companies was sold to Roper Technologies, Inc. and he is currently serving in a consulting capacity for TransCore Atlantic LLC, a Roper Technologies, Inc. company. He is a named inventor on 29 issued and pending patents. Mr. Allen has studied business at Troy University and Auburn University at Montgomery.

We believe that Mr. Allen possesses specific attributes that qualify him to serve as a member of our board of directors, including his operational expertise and extensive track record of successful business ventures.

Andrew Scott Blank is Chairman of our board of directors and was appointed to our board of directors in October 2019. Mr. Blank is President of National Brands, Inc., an investment group that was one of the largest Anheuser-Bush beer distributors prior to divesture of those operations, and has served in that capacity since March 2, 1993. Mr. Blank also currently serves as President of WareITis Technologies, developer of one of the foremost enterprise level content management software suites called Records Studio, President of Archive America, one of the country’s largest family-owned document storage firms, President of Seaboard Warehouse Terminals, Seaboard Chicago U.S. and Seaboard Warehouse, a group of companies providing nationwide third-party logistics services, and President of the Blank Family Foundation, a private family foundation that provides philanthropic support to worthy charitable organizations. Mr. Blank also currently serves on the board of directors of Neumentum, Inc. Mr. Blank holds a bachelor’s degree in business from the University of Miami.

We believe that Mr. Blank possesses specific attributes that qualify him to serve as Chairman of our board of directors, including his operational expertise and extensive track record in the management of fast-growth companies.

Richard Krasno, Ph.D. was appointed to our board of directors in October 2016. Dr. Krasno has served as a director of OPKO Health, Inc. since 2017. Dr. Krasno previously served as a director on the board of Ladenburg Thalmann from 2006 until 2020 and on the board of Castle Brands, Inc. from 2014 until 2019. Dr. Krasno served as the executive director of the William R. Kenan, Jr. Charitable Trust from 1999 to 2014 and, from 1999 to 2010, as president of the four affiliated funds. Prior to that, Dr. Krasno was the president of the Monterey Institute of International Studies in Monterey, California. From 2004 to 2012, Dr. Krasno also served as a director of the University of North Carolina Health Care System and served as chairman of the board of directors from 2009 to 2012. From 1981 to 1998, he served as president and chief executive officer of the Institute of International Education in New York. He also served as Deputy Assistant Secretary of Education in Washington, D.C. from 1979 to 1980. Dr. Krasno holds a Bachelor of Science from the University of Illinois and a Ph.D. from Stanford.

We believe that Dr. Krasno possesses specific attributes including his qualifications and skills, including financial literacy and expertise, his managerial experience and the knowledge and experience he has attained through his service as a director of publicly-traded corporations, which qualify him to serve as a member of our board of directors.

Jay M. Moyes has served on our board of directors since 2011. Mr. Moyes is the Chief Financial Officer of Sera Prognostics, Inc., a women’s health diagnostics company, and has served in that capacity since March 2020. He has served on the board of directors and as Chairman of the Audit Committee of Puma Biotechnologies from April 2012 to present, on the board of directors and Chairman of the Audit Committee of Achieve Life Sciences from August 2017 to the present, on the board of directors of Predictive Technology Group, Inc. from February 2019 until December 2019 and on the board of directors and Chairman of the Audit Committee of Osiris Therapeutics, a biosurgical company, from May 2006 until December 2017. He also served as a member of the board of directors and Chairman of the Audit Committee of Integrated Diagnostics, a privately held molecular diagnostics company, from 2011 to 2016. From 2012 to 2014, Mr. Moyes served as a member of the board of directors of Amedica Corporation, a publicly traded orthopaedics company, and as Chief Financial Officer from 2013 to 2014. From 2008 to 2009, Mr. Moyes served as Chief Financial Officer of CareDx, a publicly traded molecular diagnostics company. Prior to that, he served as Chief Financial Officer of Myriad Genetics, Inc., a publicly held healthcare diagnostics company, from June 1996 until his retirement in November 2007, and as Vice President of Finance from July 1993 until July 2005. From 1991 to 1993, Mr. Moyes served as Vice President of Finance and Chief Financial Officer of Genmark, a privately held genetics company. Mr. Moyes held various positions with the accounting firm of KPMG from 1979 to 1991. He also served as a member of the Board of Trustees of the Utah Life Science Association from 1999 to 2006. Mr. Moyes holds a Masters of Business Administration from the University of Utah, a Bachelor of Arts in economics from Weber State University, and was formerly a Certified Public Accountant.

We believe that Mr. Moyes possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive background in finance and accounting in the life sciences industry.

Simon H. Stertzer, M.D. has served on our board of directors since 2002. Dr. Stertzer is a Professor of Medicine, Emeritus at the Stanford University School of Medicine, Division of Cardiovascular Medicine. He was appointed Professor of Medicine at Stanford University in 1998, and became Professor Emeritus at Stanford University in 2011. Dr. Stertzer serves on the medical advisory board of Avenda Health, a private prostate cancer therapy company, and was appointed in June 2019. Dr. Stertzer is managing member of Windrock Enterprises, LLC, a real estate investment company since May 1999. He has served as a Director of Frontiere Algorithmic Design LLC, and AIVA App LLC, both software development companies, from June 2014 to October 2020. Dr. Stertzer was a founder and board member of Arterial Vascular Engineering, an angioplasty balloon and stent company that went public in 1996 and was subsequently acquired by Medtronic. He also serves as Director of AVIA App LLC since 2015. Dr. Stertzer received his Doctor of Medicine degree from New York University. He also earned a Certificat de Physiologie from University of Paris (Sorbonne) and had a fellowship at New York University Hospital in Cardiovascular Disease. Dr. Stertzer received a Bachelor of Arts degree in Humanities from Union College.

We believe that Dr. Stertzer possesses specific attributes that qualify him to serve as a member of our board of directors, including his historical association with our company and his expertise in interventional cardiology and the operational experience he has accumulated in the life sciences industry.

Non-Continuing Directors

Krisztina Zsebo, Ph.D. was appointed to our board of directors in December 2020 and is a biopharmaceutical veteran with more than 35 years of experience in the biotechnology industry. Since August 2015, she has been a consultant in the biotechnology industry as President of Biovest Consulting, LLC. She has recently resumed her roles as the CEO of VasoRx, Inc., where she served from 2018 to 2022, and as the CEO of VST-BIO Corp., an early-stage biotechnology company, where she served from 2020 to 2022. From 2004 through 2015, she was CEO & President and a director of Celladon Corporation (now Eiger BioPharmaceuticals, Inc.) and took the company public. From 2004 to 2007, Dr. Zsebo was a venture partner at Enterprise Partners Venture Capital, a venture capital firm. Prior to joining Enterprise Partners, Dr. Zsebo held executive positions at Remedyne Corporation, a biotechnology company, Connetics Corporation, a specialty pharmaceutical company, ALZA Corporation, a pharmaceutical and medical systems company, Cell Genesys, Inc., a biotechnology company, and Amgen Inc., a biotechnology company. Dr. Zsebo received a B.S. in Biochemistry from the University of Maryland, an M.S. in Biochemistry and Biophysics from Oregon State University and a Ph.D. in Comparative Biochemistry from the University of California, Berkeley.

Director Independence

In accordance with the listing requirements of the NASDAQ Stock Market and our Corporate Governance Guidelines, a majority of our Board must be composed of independent directors. Our Board has determined that all of our directors, other than Dr. Altman, qualify as "independent” directors in accordance with listing requirements of The NASDAQ Stock Market, or NASDAQ, and Rule 10A-3 of the Exchange Act. Dr. Altman is not considered independent because he is an employee of BioCardia.

Board Leadership Structure

Board Structure. Our board of directors has seven authorized seats divided into three classes (Class I, Class II and Class III) with staggered three-year terms. Three Class I directors are to be elected at the 2023 Annual Meeting to serve a three-year term expiring at the 2026 annual meeting of stockholders or until their respective successors have been elected and qualified. The Class II directors and the Class III directors will continue to serve their respective terms until the respective 2024 and 2025 annual meetings of stockholders.

Board Leadership Structure. Our board of directors does not have a policy on whether or not the role of the Chief Executive Officer and Chairman should be separate or, if it is to be separate, whether the Chairman should be selected from the non-employee directors or be an employee. Currently, we operate with Dr. Altman serving as a director and our President and Chief Executive Officer and Andrew Blank serving as our Chairman. We believe that the separation of the Chairman and Chief Executive Officer positions suit the talents, expertise and experience that each of Dr. Altman and Mr. Blank bring to the Company.

Board Committees. Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Our board dissolved the science and technology committee in August 2023. The composition and responsibilities of each of the committees of our board of directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Board Meetings and Committees

During our fiscal year ended December 31, 2022, the board of directors held eight meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we invite, but do not require, our directors to attend. None of our non-employee directors attended our 2022 annual meeting of the stockholders.

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors.

Audit Committee

Our audit committee currently consists of Jay Moyes, who is the chair of the committee, and Richard Krasno, Ph.D. and Krisztina Zsebo, Ph.D. Dr. Zsebo’s service on the audit committee will cease at the Annual Meeting. We expect that Mr. Facteau will serve on the Audit Committee following his election to the Board at the Annual Meeting. Each of Messrs. Moyes and Facteau and Dr. Krasno is independent for Audit Committee purposes under the requirements of NASDAQ and SEC rules and regulations. Mr. Moyes is an "audit committee financial expert” as the term is defined under SEC regulations. The audit committee operates under a written charter. The functions of the audit committee include:

•	overseeing the engagement of our independent registered accounting firm;

•	reviewing our audited financial statements and discussing them with the independent registered accounting firm and our management;

•	meeting with the independent registered accounting firm and our management to consider the adequacy of our internal controls; and

•	reviewing our financial plans, reporting recommendations to our full board of directors for approval and authorizing actions.

Both our independent registered accounting firm and internal financial personnel regularly meet with our audit committee and have unrestricted access to the audit committee.

Our audit committee operates under a written charter adopted by our board of directors, a current copy of which is available on the Corporate Governance portion of our website at www.biocardia.com/investors/corporate-governance/id/1029. During 2022, our audit committee held seven meetings.

Compensation Committee

Our compensation committee currently consists of Andrew Blank, who is the chair of the committee, Jay Moyes and Richard Krasno, Ph.D., each of whom is independent in accordance with the NASDAQ Stock Market LLC standards. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities and Exchange Act of 1934, as amended (the "Exchange Act”). The compensation committee operates under a written charter. The functions of the compensation committee include:

•	determining the compensation of our Chief Executive Officer;

•

reviewing and, if deemed appropriate, recommending to our board of directors the compensation of, and policies, practices and procedures relating to the compensation of, our directors, officers and other managerial employees and the establishment and administration of our employee benefit plans;

•	determining or recommending, in consultation with our Chief Executive Officer, to the board of directors the compensation of our executive officers; and

•	advising and consulting with our officers regarding managerial personnel and development.

The compensation committee is authorized to retain the services of one or more executive compensation and benefits consultants or other outside experts or advisors as it sees fit, in connection with the establishment of our compensation programs and related policies.

Our compensation committee operates under a written charter adopted by our board of directors, a current copy of which is available on the Corporate Governance portion of our website at www.biocardia.com/investors/corporate-governance/id/1029. During 2022, our compensation committee held one meeting.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Andrew Blank, who is the chair of the committee, and Jim Allen, each of whom is independent in accordance with the NASDAQ Stock Market LLC standards. The nomination committee operates under a written charter. The functions of the nominating and corporate governance committee include:

•	establishing standards for service on our board of directors;

•	identifying individuals qualified to become members of our board of directors and recommending director candidates for election or re-election to our board;

•	considering and making recommendations to our board of directors regarding the size and composition of the board of directors, committee composition and structure and procedures affecting directors;

•	reviewing compliance with relevant corporate governance guidelines;

•	reviewing governance-related stockholder proposals and recommending responses from the board of directors; and

•

reviewing actual and potential conflicts of interest of members of the board of directors and corporate officers, other than related-party transactions reviewed by the Audit Committee, and approving or prohibiting any involvement of such persons in matters that may involve a conflict of interest or taking of a corporate opportunity.

Our nominating and corporate governance committee operates under a written charter adopted by our board of directors, a current copy of which is available on the Corporate Governance portion of our website at www.biocardia.com/investors/corporate-governance/id/1029. During 2022, our nominating and corporate governance committee held one meeting.

Considerations in Evaluating Director Nominees

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our nominating and corporate governance committee will consider the existing size and composition of our board of directors and certain other factors, including the character, integrity, diversity of experience, independence, area of expertise, corporate experience, potential conflicts of interest, and other factors that the committee may consider appropriate. Our nominating and corporate governance committee relies upon various criteria for board membership, which may include, without limitation, that a candidate exhibit: the highest ethical character; sound business judgment; skills that are complementary to those of the existing board of directors; ability to assist and support management and make significant contributions to the Company’s success; and an understanding of the fiduciary responsibilities that is required of a member of the board of directors and the commitment of time and energy necessary to diligently carry out those responsibilities. Qualification and backgrounds of the directors as a whole should provide the proper breadth of knowledge, abilities and experience to appropriate composition of the board of directors. Although our nominating and corporate governance committee does not have a specific policy with respect to board diversity, our board of directors believes that our board of directors should be a diverse body, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nomination of directors, our nominating and corporate governance committee may take into account the benefits of diverse viewpoints. Renomination of existing directors will not be viewed as automatic, but rather will be based on continuing qualification using the criteria set forth above.

Our nominating and corporate governance committee considers these and other factors as it oversees the annual board of directors and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.

Stockholder Recommendations for Nominations to the Board of Directors

Our nominating and corporate governance committee will consider candidates for director recommended by stockholders, provided that (i) any recommending stockholder must have continuously held at least 1% of the company’s fully diluted securities entitled to be voted on the proposal at the meeting for at least one year by the date the proposal is submitted, and (ii) such recommendations comply with our amended and restated certificate of incorporation and amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. The nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above.

Any nomination should be sent in writing to our Secretary at BioCardia, Inc., 320 Soquel Way, Sunnyvale, California 94085.

Communications with the Board of Directors

Interested parties wishing to communicate with our board of directors or with an individual member or members of our board of directors to provide comments, to report concerns, or to ask a question, may do so at the following address:

BioCardia, Inc.
Attention: Secretary
320 Soquel Way
Sunnyvale, California 94085

You may submit your concerns anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, customer, supplier, or other interested party.

Communications are distributed to the board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, our board of directors has requested that certain items which are unrelated to the duties and responsibilities of the board should be excluded, such as:

•	Product complaints

•	Product inquiries

•	New product suggestions

•	Resumes and other forms of job inquiries

•	Surveys

•	Business solicitations or advertisements

In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to our officers, directors and employees, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. Our code of business conduct and ethics is available on our website at www.biocardia.com/investors/corporate-governance/id/1029. We intend to disclose any amendments of our code of business conduct and ethics, or waivers of its requirements for directors or executive officers, on our website.

We have also adopted an Insider Trading Policy. That policy prohibits all employees, including our executive officers, and all directors and agents from purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of our securities. All employees, including our executive officers, and all of our directors and agents are also prohibited from pledging our securities or engaging in short sales of our securities.

Risk Oversight

Our board of directors has responsibility for the oversight of our risk management processes and, either as a whole or through our committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to mitigate or manage them. The risk oversight process includes receiving reports from committees of our board of directors and members of senior management to enable our board of directors to understand our risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk, as well as the impact on us of public health issues such as COVID-19.

The audit committee oversees our management of financial risks. Periodically, the audit committee reviews our policies with respect to risk assessment and risk management. Oversight by the audit committee includes direct communication with our external auditors, and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. The compensation committee is responsible for assessing whether any of our compensation policies or programs has the potential to encourage excessive risk-taking. The nominating and corporate governance committee manages risks associated with the independence of the board of directors, corporate disclosure practices and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board or directors is regularly informed through committee reports about such risks. Matters of significant strategic risk are considered by our board of directors as a whole.

Board Diversity

We value diverse perspectives and believe different points of view brought through diverse representation lead to better business performance, decision making and understanding. Our Board takes a multi-dimensional approach to diversity. In addition to industry expertise and professional experience, our Board values representation that reflects diversity in other important categories including gender, race/ethnicity and sexual orientation.

The matrix below summarizes our board composition as of June 30, 2023 and June 30, 2022:

Board Diversity Matrix	As of June 30, 2023			As of June 30, 2022
Board Size:
Total Number of Directors	7			7
Gender:	Male	Female	Did Not Disclose Gender	Male	Female	Did Not Disclose Gender
Number of directors based on gender identity	3	1	3	3	1	3
Number of directors who identify in any of the categories below:
White	2	1		2	1
Did Not Disclose Demographic Background	4			4

Our Board and the Nominating and Corporate Governance Committee consider a myriad of factors when assessing director candidates. One such factor is diversity, including individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the Board. While we do not have any board members that self-identify as female, an underrepresented minority or LGBTQ+, our Board and the Nominating and Corporate Governance Committee have and will continue to consider such diversity factors in evaluating future director candidates.

Non-Employee Director Compensation

Cash and Equity Compensation

We compensate non-employee members of the board of directors. Directors who are also employees do not receive cash or equity compensation for service on the board of directors in addition to compensation payable for their service as our employees. The non-employee members of our board of directors are reimbursed for travel, lodging and other reasonable expenses incurred in attending board of directors or committee meetings. Our directors received equity grants annually at the fair market value of our common stock at the time of grant under our 2016 Plan.

In 2021, our Compensation Committee, in consultation with Compensia, our compensation consultant, recommended, and our board of directors adopted, the compensation for non-employee directors set forth in the table below:

Position	Annual Cash Retainer($)	Annual RSU Grant(#)
Base Fee	$40,000	12,434 (1)
Chairperson Fee
Chairman of the Board	25,000
Audit Committee	15,000
Compensation Committee	10,000
Nominating and Corporate Governance Committee	7,500
Committee Member Fee
Audit Committee	7,500
Compensation Committee	5,000
Nominating and Corporate governance	3,750

(1) An equity award of 12,434 RSUs was granted to each incumbent non-employee director on June 10, 2022, which vested on June 10, 2023.

Compensation for 2022

The following table sets forth summary information concerning the compensation awarded to, paid to, or earned by the non-employee members of our board of directors for the fiscal year ended December 31, 2022:

Director	Fees Earned or Paid in Cash($)	Stock Awards ($)(1)	Option Awards ($)	Total ($)
Jim Allen	$45,000	$-	$15,800	$60,800
Andrew Blank	$93,500	$-	$15,800	$109,300
Richard Krasno, Ph.D.	$53,500	$-	$15,800	$69,300
Jay M. Moyes	$61,000	$-	$15,800	$76,800
Simon H. Stertzer, M.D.	$45,000	$-	$15,800	$60,800
Krisztina Zsebo, Ph.D.	$56,500	$-	$63,525	$120,025

(1)

This amount reflects the aggregate grant fair value computed in accordance with ASC Topic 718. The assumptions that we used to calculate these amounts are discussed in Notes 2 and 9 to our consolidated financial statements included in our Annual Report on Form 10-K, as filed with the SEC on March 29, 2023.

The following table lists all outstanding equity awards held by our non-employee directors as of December 31, 2022.

Name	Aggregate Number of Stock Options Outstanding		Aggregate Number of Stock Awards Outstanding
Jim Allen	24,868	(1)	3,887	(2)
Andrew Blank	24,868	(1)	6,119	(3)
Richard Krasno, Ph.D.	24,868	(1)	3,024	(4)
Jay M. Moyes	28,789	(5)	3,456	(6)
Simon H. Stertzer, M.D.	35,076	(7)	2,304	(9)
Krisztina Zsebo, Ph.D.	55,953	(8)	2,736	(10)

(1)	Includes (i) 12,434 shares subject to an option that is fully vested and immediately exercisable, and (ii) 12,434 shares subject to an option that vests on June 10, 2023.
(2)

Includes (i) 2,520 shares subject to a restricted stock award that represent a contingent right to receive one share of common stock, but for which delivery of the stock will occur at the earlier of the two-year anniversary date of the grant, the board member's separation from the Company, a change in control as defined by the 2016 Equity Incentive Plan or the board member's death, and (ii) 1,367 shares subject to a restricted stock award that vests on May 8, 2023.

(3)

Includes (i) 4,752 shares subject to a restricted stock award that represent a contingent right to receive one share of common stock, but for which delivery of the stock will occur at the earlier of the two-year anniversary date of the grant, the board member's separation from the Company, a change in control as defined by the 2016 Equity Incentive Plan or the board member's death, and (ii) 1,367 shares subject to a restricted stock award that vests on May 8, 2023.

(4)

Includes 3,024 shares subject to a restricted stock award that represent a contingent right to receive one share of common stock, but for which delivery of the stock will occur at the earlier of the two-year anniversary date of the grant, the board member's separation from the Company, a change in control as defined by the 2016 Equity Incentive Plan or the board member's death.

(5)	Includes (i) 16,355 shares subject to an option that is fully vested and immediately exercisable and (ii) 12,434 shares subject to an option that vests on June 10, 2023.
(6)

Includes 3,456 shares subject to a restricted stock award that represent a contingent right to receive one share of common stock, but for which delivery of the stock will occur at the earlier of the two-year anniversary date of the grant, the board member's separation from the Company, a change in control as defined by the 2016 Equity Incentive Plan or the board member's death.

(7)	Includes (i) 22,642 shares subject to an option that is fully vested and immediately exercisable, and (ii) 12,434 shares subject to an option that vests on June 10, 2023.
(8)	Includes (i) 33,157 shares subject to an option that is fully vested and immediately exercisable, (ii) 12,434 shares subject to an option that vests on June 10, 2023, and (iii) 10,362 share subject to an option that vests on December 22, 2023.
(9)

Includes 2,304 shares subject to a restricted stock award that represent a contingent right to receive one share of common stock, but for which delivery of the stock will occur at the earlier of the two-year anniversary date of the grant, the board member's separation from the Company, a change in control as defined by the 2016 Equity Incentive Plan or the board member's death.

(10)

Includes 2,736 shares subject to a restricted stock award that represent a contingent right to receive one share of common stock, but for which delivery of the stock will occur at the earlier of the two-year anniversary date of the grant, the board member's separation from the Company, a change in control as defined by the 2016 Equity Incentive Plan or the board member's death.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Our board of directors is currently composed of seven members. In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three staggered classes of directors. At the Annual Meeting, two Class I directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Nominees

The terms of office of our Class I directors, Peter Altman, Ph.D. and Krisztina Zsebo, Ph.D., will expire at the Annual Meeting. Our nominating and corporate governance committee has recommended, and our board of directors has approved, Peter Altman, Ph.D. and William Facteau as nominees for election as Class I directors at the Annual Meeting. If elected, Dr. Altman and Mr. Facteau will serve as Class I directors through the 2026 annual meeting of stockholders and until their successors are duly elected and qualified. For information concerning the nominees, please see the section titled "Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted "FOR” the election, or re-election, as the case may be, of Dr. Altman and Mr. Facteau. We expect that such nominees will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our board of directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.

Vote Required

The election of each Class I director requires a plurality vote of the shares of our common stock present or represented by proxy at the Annual Meeting at which a quorum is present and entitled to vote thereon. Broker non-votes and abstentions will have no effect on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR”
EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed PKF San Diego, LLP ("PKF”), an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending December 31, 2023.

Notwithstanding the appointment of PKF and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of BioCardia, Inc. and its stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of PKF as our independent registered public accounting firm for our fiscal year ending December 31, 2023. Our audit committee is submitting the appointment of PKF to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. A representative of PKF is expected to be present at the Annual Meeting in person or via teleconference, and the representative will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.

If our stockholders do not ratify the appointment of PKF, our board of directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents the fees for professional services rendered by PKF for the audits of our consolidated financial statements for the fiscal year ended December 31, 2022 and December 31, 2021, respectively.

	2022	2021
	(In Thousands)	(In Thousands)
Audit Fees (PKF) (1)	$233	$197
Audit Fees (KPMG LLP) (1)	—	—
Audit−Related Fees (2)	—	—
Tax Fees (3)	—	—
All Other Fees (4)	—	—
Total Fees	$233	$197

(1)

Audit Fees consist of professional services rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K, services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years and timely review of our quarterly consolidated financial statements.

(2)

Audit-Related Fees consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under "Audit Fees.” These services include accounting consultations concerning financial accounting and reporting standards.

(3)	Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance.

(4)	All Other Fees consist of permitted services other than those that meet the criteria above.

All fees described above were pre-approved by our Audit Committee.

Auditor Independence

In our fiscal year ended December 31, 2022, there were no other professional services provided by PKF that would have required our audit committee to consider their compatibility with maintaining the independence of PKF.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our audit committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence.

Vote Required

The ratification of the appointment of PKF requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy at the Annual Meeting at which a quorum is present and entitled to vote thereon. Abstentions will have the effect of a vote "AGAINST” the proposal and broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR” THE RATIFICATION OF THE APPOINTMENT OF PKF.

PROPOSAL NO. 3
NON-BINDING VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in accordance with the SEC’s rules in the "Executive Compensation” section of this proxy statement below. This proposal, commonly known as a "say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our board of directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. The say-on-pay vote is conducted annually, and the next such vote will occur at the 2024 annual meeting of stockholders.

We believe that the information we’ve provided within the Executive Compensation section of this proxy statement demonstrates that our executive compensation is aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote "FOR” the following resolution at the Annual Meeting pursuant to this proposal:

"RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and the other related disclosure.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE
"FOR” THE ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION.
THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES PRESENT
AND ENTITLED TO VOTE IS NECESSARY FOR APPROVAL.

PROPOSAL NO. 4

NON-BINDING VOTE ON THE FREQUENCY OF THE NON-BINDING

VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also enables our stockholders to indicate, at least once every six years, how frequently we should seek a non-binding vote on the compensation of our named executive officers. By voting on this Proposal 4, stockholders may indicate whether they would prefer a non-binding vote on named executive officer compensation once every one, two, or three years.

After careful consideration, our board of directors has determined that a non-binding vote on executive compensation that occurs annually is the most appropriate alternative for the Company, and therefore our board of directors recommends that you vote for a one-year interval for the non-binding vote on executive compensation.

After careful consideration, the Company has determined that a frequency of every one year is consistent with the Company’s policies and practices for evaluating and determining compensation of its named executive officers as described in this proxy statement and will allow the board of directors to engage with investors to understand any concerns about executive compensation and meaningfully implement any desired changes to the Company’s compensation policies and practices. In making this determination, the Company considered that: the Company’s compensation programs generally are designed to induce performance over a multi-year period and its cash bonus program is tied closely to the Company’s financial performance.

We understand that our stockholders may have different views as to what is the best approach for the Company.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below:

“RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a stockholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and the other related disclosure.”

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, because this vote is advisory and not binding on the Company, the Compensation Committee or our board of directors in any way, the board of directors may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS AN ANNUAL VOTE AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION. THE OPTION RECEIVING THE GREATEST NUMBER OF VOTES (EVERY ONE, TWO OR THREE YEARS) WILL BE CONSIDERED THE FREQUENCY SELECTED BY STOCKHOLDERS.

REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of the board of directors comprised solely of independent directors as defined by the listing standards of NASDAQ Stock Market LLC and required by the rules and regulations of the SEC. The audit committee operates under a written charter approved by the board of directors, which is available on the Corporate Governance portion of our website at www.biocardia.com/investors/corporate-governance/id/1029. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.

With respect to the company’s financial reporting process, the management of the company is responsible for (1) establishing and maintaining internal controls and (2) preparing the company’s consolidated financial statements. The audit committee appointed PKF San Diego, LLP, an independent registered public accounting firm, as our independent auditor for fiscal year 2022. As such, PKF was responsible for auditing our financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare our financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited financial statements with management and PKF;

•

discussed with PKF the matters required to be discussed by the statement on Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), and as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

received the written disclosures and the letter from PKF required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with PKF its independence.

Based on the audit committee’s review and discussions with management and PKF, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the audit committee of the board of directors:

Jay Moyes (Chairman)
Richard Krasno, Ph.D.

Krisztina Zsebo, Ph.D.

This report of the audit committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended ("Securities Act”), or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed "soliciting material” or "filed” under either the Securities Act or the Exchange Act.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of September 1, 2023. Officers are elected by our board of directors to hold office until their successors are elected and qualified.

Name	Age	Position
Peter Altman, Ph.D.	57	President, Chief Executive Officer, and Director
David McClung	60	Chief Financial Officer
Edward Gillis	61	Senior Vice President of Devices

The service of our executive officers prior to 2016 noted in the narrative below includes service with BioCardia Lifesciences, Inc., the company we merged with in the reverse merger transaction in October 2016. For a brief biography of Dr. Altman, please see "Board of Directors and Corporate Governance−Nominees for Director.”

Edward Gillis has served as our Senior Vice President of Devices since October 2020 and served as Vice President of Catheter Development from May 2020 to October 2020. Mr. Gillis has more than 20 years of experience in the medical device industry, primarily in management and engineering roles. From March 2017 until January 2019, Mr. Gillis served as the Chief Executive Officer of Revolution Contraceptives LLC, and continued serving as a technical consultant for that company from January 2019 to October 2020. Mr. Gillis also served as Head of Research & Development for Mettler Toledo – Rainin LLC from September 2016 to March 2017. From January 2008 to March 2017, Mr. Gillis served as Chief Technical Officer (January 2013 to March 2017) and as President and Chief Executive Officer (January 2008 to January 2013) of ReVENT Medical, Inc., a company he founded. Prior to these roles, Mr. Gillis served as Vice President of Research and Development for SineXus (now Intersect ENT) and Apneon, an obstructive sleep apnea company, VP of Manufacturing and Engineering for Durect Corporation, a pharmaceutical company developing drug delivery systems, catheters, and other delivery platforms, held senior positions in manufacturing and product development for EndoTex Interventional Systems and Cardiac Pathways Corporation (both acquired by Boston Scientific) and held engineering positions at Spectranetics Corporation, Guidant Corporation and Baxter Healthcare. He holds thirty-four U.S. patents, and is named author on scientific publications in the areas of obstructive sleep apnea, catheter design and drug delivery. Mr. Gillis earned a Master of Science Degree in Plastics Engineering from University of Massachusetts Lowell.

David McClung has served as our Chief Financial Officer since September 2017 and has been with the Company since September 2013, also serving as Vice President of Finance from March 2016 to August 2017 and as Senior Director of Finance & Controller from September 2013 to February 2016. Mr. McClung has more than 20 years of finance and accounting experience in publicly and privately financed organizations, including startup enterprises, middle-market businesses and large public companies. Before joining our company, Mr. McClung served as Director of Finance and Controller at Sonitus Medical, Inc., a privately-held medical device manufacturer, from June 2011 to August 2013. Prior to that, Mr. McClung served as Controller at NextWave Pharmaceuticals, Inc. a specialty pharmaceutical company acquired by Pfizer, Inc., from April 2010 to June 2011. Mr. McClung began his career in public accounting and finance functions at other companies, including Matson Navigation, Inc., The Clorox Company and KPMG LLP. Mr. McClung earned a Bachelor of Arts degree in Accounting from Georgia State University, graduating with honors. He is an actively licensed CPA and member of the AICPA and the California Society of CPAs.

EXECUTIVE COMPENSATION

Named Executive Officers

In 2022, our named executive officers were:

•	Peter Altman, Ph. D.;

•	David McClung; and

•	Edward Gillis.

Fiscal 2022 Summary Compensation Table

The following table sets forth total compensation paid to our named executive officers, who are comprised of (1) our principal executive officer and (2) our two highest compensated executive officers other than the principal executive officer.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)		Option Awards ($) (1)	All Other Compensation ($)	Total ($)
Peter Altman, Ph.D.	2022	531,000	-	185,851	(2)	185,046	-	901,897
President, Chief Executive Officer, and Director	2021	488,060	-	114,334	(3)	535,995	-	1,138,389
David McClung	2022	382,000	-	104,361	(2)	78,743	-	565,104
Chief Financial Officer	2021	364,313		75,014	(3)	229,082	-	668,409
Edward Gillis	2022	271,000	-	68,833	(2)	49,871	-	389,704
Senior Vice President, Devices	2021	267,792	-	44,931	(3)	146,993	-	459,716

(1)

These amounts reflect the aggregate grant fair value computed in accordance with ASC Topic 718. The assumptions that we used to calculate these amounts are discussed in Notes 2 and 9 and Notes 2 and 10 to our consolidated financial statements included in our 2022 and 2021 Annual Reports on Form 10-K, as filed with the SEC on March 29, 2023 and March 29, 2022, respectively.

(2)	This amount was earned as a bonus in the fiscal year ending December 31, 2022 and was paid out as RSUs in 2023. Such RSUs vested on May 18, 2023.
(3)	This amount was earned as a bonus in the fiscal year ending December 31, 2021 and was paid out as RSUs in 2022. Such RSUs vested in full on April 14, 2022.

Employment Agreements

Peter Altman, Ph.D.

We have not entered into an employment agreement with Dr. Altman. Accordingly, he is employed on an at-will basis. Dr. Altman’s current annual base salary is $531,000 and he is eligible for an annual bonus equal to 50% of his base salary.

Dr. Altman is also eligible for equity compensation under our equity compensation plans, as determined from time to time by the compensation committee of our board of directors.

David McClung

We have not entered into an employment agreement with Mr. McClung. Accordingly, he is employed on an at-will basis. Mr. McClung’s current annual base salary is $382,000 and he is eligible for an annual bonus equal to 38% of his base salary.

Mr. McClung is also eligible for equity compensation under our equity compensation plans, as determined from time to time by the compensation committee of our board of directors.

Edward Gillis

We have not entered into an employment agreement with Mr. Gillis. Accordingly, he is employed on an at-will basis. Mr. Gillis’ current annual base salary is $271,000 and he is eligible for an annual bonus equal to 35% of his base salary.

Potential Payments on Termination or Change of Control

We have entered into change of control and severance agreements with each of Dr. Altman and Mr. McClung. Under each of these agreements, if, within the period three months prior to and 12 months following a "change of control” (such period, the "change in control period”), we terminate the employment of the applicable employee other than for "cause,” death or disability, or the employee resigns for "good reason” (as such terms are defined in the employee’s change of control and severance agreement) and, within 60 days following the employee’s termination, the employee executes an irrevocable separation agreement and release of claims, the employee is entitled to receive (i) a lump sum payment equal to the following percentage of the employee’s annual base salary: 150% for Dr. Altman and 100% for Mr. McClung, (ii) a lump sum payment equal to the following percentage of the employee’s target annual bonus: 150% for Dr. Altman and 100% for Mr. McClung, (iii) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to "COBRA” for employee and employee’s dependents for 18 months for Dr. Altman and 12 months for Mr. McClung, and (iv) accelerated vesting as to 100% of the employee’s outstanding unvested equity awards.

Additionally, under each of these agreements, if, outside of the change in control period, we terminate the employment of the applicable employee other than for cause, death or disability, or the employee resigns for good reason and, within 60 days following the employee’s termination, the employee executes an irrevocable separation agreement and release of claims, the employee is entitled to receive (i) a lump sum payment equal to the following percentage of the employee’s annual base salary: 100% for Dr. Altman and 50% for Mr. McClung, (ii) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to "COBRA” for employee and employee’s dependents for 12 months for Dr. Altman and six months for Mr. McClung, and (iii) the employee’s outstanding unvested equity awards will vest as to an additional 24 months for Dr. Altman and 12 months for Mr. McClung.

Pursuant to the change of control and severance agreements, in the event any payment or benefit provided to our named executive officers would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, as amended, or the Code (as a result of a payment being classified as a parachute payment under Section 280G of the Code), the applicable employee will receive such payment as would entitle him to receive the greatest after-tax benefit, even if it means that we pay him a lower aggregate payment so as to minimize or eliminate the potential excise tax imposed by Section 4999 of the Code.

Outstanding Equity Awards at 2022 Year-End

The following table sets forth summary information regarding the outstanding equity awards for each of the named executive officers as of December 31, 2022:

		Option Awards(1)(2)				Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Peter Altman, Ph.D.	7/5/2014	35,290	(4)	-	5.32	7/5/2024	-	-
	8/19/2016	134,445	(4)	-	5.32	8/19/2026	-	-
	2/1/2018	44,444	(4)	-	5.32	2/1/2028	-	-
	8/27/2019	62,172	(6)	8,882	5.00	8/27/2029	-	-
	4/24/2020	39,050	(5)	16,080	3.43	4/24/2030	-	-
	4/21/2021	81,340	(5)	96,130	3.49	4/21/2031	-	-
	4/14/2022	29,375	(5)	111,625	1.49	4/14/2032
David McClung	6/23/2014	2,514	(4)	-	5.32	6/23/2024	-	-
	8/9/2016	7,173	(4)	-	5.32	8/9/2026	-	-
	8/19/2016	7,401	(4)	-	5.32	8/19/2026	-	-
	2/1/2018	17,668	(4)	-	5.32	2/1/2028	-	-
	8/27/2019	24,715	(6)	3,531	5.00	8/27/2029	-	-
	4/24/2020	18,091	(5)	7,449	3.43	4/24/2030	-	-
	4/21/2021	34,765	(5)	41,085	3.49	4/21/2031	-	-
	4/14/2022	12,500	(5)	47,500	1.49	4/14/2032
Edward Gillis	6/25/2020	20,625	(7)	9,375	2.49	6/25/2030	-	-
	12/3/2020	8,750	(8)	6,250	2.55	12/3/2030	-	-
	4/21/2021	22,307	(5)	26,363	3.49	4/21/2031	-	-
	4/14/2022	7,917	(5)	30,083	1.49	4/14/2032	-	-

(1)	Information for this table is depicted on an award-by-award basis unless the exercise price and expiration date are identical.
(2)	Where applicable, share numbers have been adjusted to reflect each of the Company’s reverse stock splits, which became effective on November 2, 2017 and May 7, 2019, respectively.
(3)

This column represents the fair value of a share of our common stock on the date of grant, as determined by our board of directors, or the exercise price as determined by the repricing on January 29, 2020.

(4)	This option is fully vested and immediately exercisable.
(5)	This option vests and becomes exercisable in equal monthly installments over four years from the grant date.
(6)	This option vests and becomes exercisable in equal monthly installments over four years beginning October 1, 2019.
(7)	This option vests and becomes exercisable in equal monthly installments over four years from the grant date, subject to a one-year cliff.
(8)	This option vests and becomes exercisable in equal monthly installments over four years beginning November 2, 2020.

401(k) Savings Plan

We maintain a tax-qualified retirement plan, or our 401(k) plan, that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees are able to participate in our 401(k) plan as of the first day of the month following the date they meet our 401(k) plan’s eligibility requirements, and participants are able to defer up to 100% of their eligible compensation subject to applicable annual Internal Revenue Code limits. All participants’ interests in their deferrals are 100% vested when contributed. Our 401(k) plan permits us to make matching contributions and discretionary contributions to eligible participants.

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2022. Information is included for equity compensation plans approved by our stockholders and equity compensation plans not approved by our stockholders. We will not grant equity awards in the future under any of the equity compensation plans not approved by our stockholders included in the table below.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(1)
Equity compensation plans approved by stockholders(1)	2,157,681	$3.78	81,923
Equity compensation plans not approved by stockholders(3)	46,553	$16.20	-
Total	2,204,234	$4.04	81,923

(1)	Where applicable, share numbers have been adjusted to reflect each of the Company’s reverse stock splits, which became effective on November 2, 2017 and May 7, 2019, respectively.

(2)	The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of our common stock underlying RSUs, which have no exercise price.

(3)	In August 2016, the Company granted an option to purchase common stock outside of the Company’s stock option plans to a consultant.

Pay Versus Performance Disclosure

In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and Non-PEO named executive officers (“NEOs”) and Company performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Fiscal Year	Summary Compensation Table for PEO(1)	Compensation Actually Paid to PEO(2)(3)	Average Summary Compensation Table Totals for non-PEO NEOs(1)	Average Compensation Actually Paid to non-PEO NEOs(2)(3)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return	Net Loss (thousands)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
2022	$901,897	$907,176	$477,404	$477,791	$107.73	$11,907
2021	$1,138,389	$832,253	$564,063	$441,736	$56.06	$12,623

(1)	The PEO for 2022 and 2021 is Peter Altman. The Non-PEO NEOs for whom the average compensation is presented in this table for 2022 and 2021 are David McClung and Edward Gillis.
(2)

The amounts shown as Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually realized or received by the Company’s NEOs. These amounts reflect total compensation as set forth in the Summary Compensation Table for each year, adjusted as described in footnote 3 below.

(3)

Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718.

PEO
Prior FYE	12/31/2020	12/31/21
Current FYE	12/31/2021	12/31/22
Fiscal Year	2021	2022
SCT Total	$1,138,389	$901,897
Minus Grant Date Fair Value of Options Awards and Stock Awards Granted in Fiscal Year	$(650,329)	$(370,897)
Plus Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$234,348	$215,823
Plus Change in Fair Value of Outstanding and Unvested Options Awards and Stock Awards Granted in Prior Fiscal Years	$(92,202)	$5,930
Plus Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$206,312	$150,441
Plus Changes in Fair Values as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$(60,463)	$3,982
Minus Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$-	$-
Compensation Actually Paid	$776,055	$907,176

NEOs
Prior FYE	12/31/2020	12/31/21
Current FYE	12/31/2021	12/31/22
Fiscal Year	2021	2022
SCT Total	$564,063	$477,404
Minus Grant Date Fair Value of Options Awards and Stock Awards Granted in Fiscal Year	$(248,010)	$(150,904)
Plus Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$82,215	$75,003
Plus Change in Fair Value of Outstanding and Unvested Options Awards and Stock Awards Granted in Prior Fiscal Years	$(41,209)	$2,530
Plus Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$85,920	$72,520
Plus Changes in Fair Values as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$(20,851)	$1,238
Minus Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$-	$-
Compensation Actually Paid	$422,128	$477,791

Description of Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Net Loss

The following chart sets forth the relationship between Compensation Actually Paid ("CAP") to our PEO, the average of Compensation Actually Paid to our Non-CEO NEOs and net loss attributable to the Company over the two most recently completed fiscal years.

Description of Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Company Total Shareholder Return ("TSR")

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and the Company’s cumulative TSR over the two most recently completed fiscal years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares of our Common Stock which may be acquired upon exercise of stock options which are currently exercisable or which become exercisable within 60 days of June 30, 2023 are deemed beneficially owned by the holders of such options and are deemed outstanding for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person.

As of September 1, 2023, there were 21,619,432 shares of Common Stock outstanding. The following table sets forth information with respect to the beneficial ownership of our Common Stock, by (i) each stockholder known by us to be the beneficial owner of more than 5% of our Common Stock (our only class of voting securities), (ii) each of our directors, director nominees and named executive officers, and (iii) all of our directors, director nominees and executive officers as a group. To the best of our knowledge, except as otherwise indicated, each of the persons named in the table has sole voting and investment power with respect to the shares of our Common Stock beneficially owned by such person, except to the extent such power may be shared with a spouse. To our knowledge, none of the shares listed below are held under a voting trust or similar agreement, except as noted. To our knowledge, there is no arrangement, including any pledge by any person of our securities or any of our parents, the operation of which may at a subsequent date result in a change in control of the Company.

Unless otherwise noted below, the address of each person listed on the table is c/o BioCardia, Inc., 320 Soquel Way, Sunnyvale, CA 94085.

	Beneficial Ownership
Name and Address of Beneficial Owner	Shares(1)	(%)
5% Stockholders:
Entities affiliated with Stertzer Family Trust(1)	1,985,831	9.0
Frost Gamma Investments Trust(2)	2,136,938	9.9
Jim Allen(3)	1,419,795	6.4
Entities affiliated with Gerald P. Peters(4)	1,140,073	5.2
Entities affiliated with John Francis(5)	1,597,205	7.4
Entities affiliated with Joseph P. Daly	1,162,077	5.4

Named Executive Officers, Directors and Director Nominees:
Jim Allen(3)	1,419,795	6.4
Andrew Blank(6)	644,598	3.0
Peter Altman, Ph.D.(7)	971,343	4.4
Edward Gillis(8)	120,341	*
Richard Krasno, Ph.D.(9)	72,055	*
David McClung(10)	294,058	1.4
Jay M. Moyes(11)	79,601	*
Krisztina Zsebo, Ph.D.(12)	48,571	*
Simon H. Stertzer, M.D.(1)	1,985,831	9.0
William Facteau	—	*
All directors and executive officers as a group (9 people)	5,636,193	23.9

*	Represents beneficial ownership of less than 1%.

(1)

Consists of (i) 888,084 shares of common stock held by the Stertzer Family Trust, (ii) 230,704 shares of our common stock held by Windrock Enterprises L.L.C., (iii) 11,656 shares of our common stock held by the Stertzer Gamma Trust, (iv) 91,544 shares our common stock held by Stertzer Holdings LLC, (v) 266,433 shares of our common stock held by Dr. Stertzer (vi) 1,333 shares of our common stock held by Dr. Stertzer and his spouse Kimberly Stertzer, (vii) 35,076 shares subject to options that are vested and exercisable within 60 days of June 30, 2023, held by Dr. Stertzer, (viii) 326,742 shares subject to warrants held by the Stertzer Family Trust, (ix) 41,667 shares subject to warrants held by Stertzer Holdings LLC and (x) 92,592 shares subject to warrants held by Windrock Enterprises L.L.C. Dr. Stertzer and his spouse are co-trustees of the Stertzer Family Trust, and sole members and managers of Windrock Enterprises L.L.C., and share voting and dispositive control over the shares held by the Stertzer Family Trust and Windrock Enterprises L.L.C. Dr. Stertzer is the grantor of the Stertzer Gamma Trust and may be deemed to have voting and dispositive control over the shares held by the Stertzer Gamma Trust. Dr. Stertzer may be deemed to have voting and dispositive control over the shares held by Stertzer Holdings LLC. The foregoing information is based solely on Schedule 13D/A of Simon H. Stertzer, Kimberly Stertzer, Stertzer Family Trust, and Windrock Enterprises L.L.C. filed on January 9, 2023, which we do not know or have reason to believe is not complete or accurate and on which we are relying pursuant to applicable SEC regulations.

(2)

Dr. Phillip Frost is the trustee and Frost Gamma Limited Partnership is the sole and exclusive beneficiary of Frost Gamma Investments Trust. Dr. Frost is one of two limited partners of Frost Gamma Limited Partnership. The general partner of Frost Gamma Limited Partnership is Frost Gamma, Inc. and the sole shareholder of Frost Gamma, Inc. is Frost-Nevada Corporation. Dr. Frost is also the sole shareholder of Frost-Nevada Corporation. The address for these entities is 4400 Biscayne Boulevard, Suite 1500, Miami, Florida 33137. The foregoing information is based solely on Schedule 13D/A of Phillip Frost, M.D. and Frost Gamma Investments Trust, filed on December 28, 2022, which we do not know or have reason to believe is not complete or accurate and on which we are relying pursuant to applicable SEC regulations.

(3)	Consists of (i) 894,345 shares of our common stock held by Mr. Allen, (ii) 398 shares of our common stock held by Mr. Allen and Kyle Johnson and over which Mr. Allen shares voting and dispositive power, (iii) 92 shares of our common stock, held by Wesley Upchurch and over which Mr. Allen shares voting and dispositive power, (iv) 92 shares of our common stock, held by Judson Upchurch and over which Mr. Allen shares voting and dispositive power, (v) 24,868 shares subject to options vested and exercisable within 60 days of June 30, 2023 and (vi) 500,000 shares subject to warrants held by Mr. Allen. The foregoing information is based solely on Schedule 13D/A of Mr. Allen filed on January 9, 2023, which we do not know or have reason to believe is not complete or accurate and on which we are relying pursuant to applicable SEC regulations

(4)

Consists of (i) 713,686 shares of our common stock held by Gerald P. Peters, (ii) 89,487 shares of our Common Stock held by The Peters Corporation, (iii) 33,456 shares of our common stock held by the Peters Family Art Foundation, (iv) 53,500 shares of our common stock held in the Kathleen K. Peters & Gerald P. Peters III Revocable Trust UTA dtd. Sept. 29, 2008, (v) 76,759 shares of our common stock held in an account for the benefit of Mr. Peters, (vi) 7,185 shares of our common stock held in an account for the benefit of his spouse, and (vii) 166,000 shares subject to warrants held by Mr. Peters. Gerald P. Peters, President, Chief Executive Officer and Financial & Fiscal Officer of the Peters Family Art Foundation may be deemed to have voting and dispositive control over the shares held by the Peters Family Art Foundation. The address for the Peters Family Art Foundation is P.O. Box 2437, Santa Fe, New Mexico 87504. Mr. Peters may be deemed to have voting and dispositive control over the shares held by The Peters Corporation. The foregoing information is based solely on Schedule 13G of Gerald P. Peters filed on October 18, 2019, which we do not know or have reason to believe is not complete or accurate and on which we are relying pursuant to applicable SEC regulations.

(5)

Consists of 1,597,205 shares of our common stock beneficially owned by John Francis, Catalysis Partners, LLC and Francis Capital Management, LLC. Francis Capital Management, LLC is registered as an investment advisor with the State of California. Francis Capital Management, LLC, which serves as the general partner and investment manager to Catalysis Partners, LLC, (the "Fund”), may be deemed to be the beneficial owner of all shares of common stock held by the Fund. Mr. John Francis, as Managing Member of Francis Capital Management, LLC, with the power to exercise investment and voting discretion, may be deemed to be the beneficial owner of all shares of common stock held by the Fund. The address for these entities is 610 Main Street, Venice, California 90291. The foregoing information is based solely on Schedule 13G/A of John Francis, Catalysis Partners, LLC and Francis Capital Management, LLC filed on February 13, 2023, which we do not know or have reason to believe is not complete or accurate and on which we are relying pursuant to applicable SEC regulations.

(6)

Consists of (i) 147,192 shares of our common stock held by Mr. Blank, (ii) 355,871 shares of our common stock held by Andy Blank Revocable Living Trust, of which Mr. Blank serves as trustee, (iii) 24,868 shares subject to options vested and exercisable within 60 days of June 30, 2023, and (iv) 116,667 shares subject to warrants held by Mr. Blank.

(7)

Consists of (i) 438,839 shares of our common stock held by Dr. Altman, (ii) 465,020 shares subject to options vested and exercisable within 60 days of June 30, 2023, and (iii) 67,484 shares subject to warrants held by Dr. Altman.

(8)	Consists of (i) 48,857 shares of our common stock held by Mr. Gillis and (ii) 71,484 shares subject to options vested and exercisable within 60 days of June 30, 2023.

(9)	Consists of (i) 47,187 shares of our common stock held by Dr. Krasno and (ii) 24,868 shares subject to options vested and exercisable within 60 days of June 30, 2023.

(10)

Consists of (i) 135,724 shares of our common stock held by Mr. McClung, (ii) 141,463 shares subject to options vested and exercisable within 60 days of June 30, 2023, and (iii) 16,871 shares subject to warrants held by Mr. McClung.

(11)	Consists of (i) 50,812 shares of our common stock and (ii) 28,789 shares subject to options held by Mr. Moyes that are vested and exercisable within 60 days of June 30, 2023.

(12)	Consists of (i) 2,980 shares of our common stock held by Dr. Zsebo and (ii) 45,591 shares subject to options vested and exercisable within 60 days of June 30, 2023.

RELATED PERSON TRANSACTIONS

Policies and Procedures for Related Party Transactions

We have adopted a formal policy that our executive officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior consent of our audit committee, or other independent members of our board of directors if it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Related Party Transactions

We describe below transactions and series of similar transactions, since January 1, 2022, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years; and

•

any of our directors, nominees for director, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Other than as described below, there has not been, nor is there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.

Other Transactions

We have granted stock options to our named executive officers and certain of our directors. See the section titled "Executive Compensation−Outstanding Equity Awards at 2022 Year-End” for a description of these stock options.

We have entered into change of control and severance agreements with certain of our executive officers that provides for certain severance and change in control benefits. See the section titled "Executive Compensation−Potential Payments upon Termination or Change of Control.”

On April 9, 2020, we entered into a Litigation Funding Agreement (the "Funding Agreement”) with BSLF, L.L.C. (the "Funder”), an entity owned and controlled by Andrew Blank, a member of our board of directors, for the purpose of funding the Company’s currently pending legal proceedings and any and all claims, actions and/or proceedings relating to or arising from the case captioned Boston Scientific Corp., et al., v. BioCardia Inc., Case No. 3:19-05645-VC, U.S.D.C., N. D. Cal (the "Litigation”). BioCardia had sought imposition of constructive trusts both on the patents naming Ms. Sarna as an inventor and the proceeds received from the sale of nVision to Boston Scientific, as well as damages, including unjust enrichment damages measured by the proceeds received from the sale of nVision to Boston Scientific.

Under the terms of the Funding Agreement, the Funder agreed to fund the legal fees and costs incurred by the Company in connection with the Litigation on and after March 1, 2020 on a non-recourse basis. We agreed to repay the Funder from any proceeds arising from the Litigation (the "Litigation Proceeds”), (i) any taxes paid by or imposed upon Funder (other than taxes imposed upon Funder as a consequence of Funder’s income) with respect to the claims, the litigation proceeds or as a consequence of any settlement in connection with the Litigation, if any, plus (ii) an amount, without reduction, set-off or counterclaim, equal to the amount actually paid by the Funder pursuant to the Funding Agreement (the "Actual Funding Amount”) plus (iii) the greater of:

(a) 50% of the remaining Litigation Proceeds, up to three times the Actual Funding Amount; or

(b) 30% of the remaining Litigation Proceeds.

On April 12, 2021, all parties to the Litigation entered into a confidential settlement agreement. All claims in the Litigation have been dismissed. The settlement did not result in any material benefit or liability to the Company.

In March 2022, we entered into settlement agreements with our litigation service providers and the Funder to terminate the Funding Agreement and conclude on all remaining matters thereunder. Under the terms of the confidential agreements, litigation and corporate counsel agreed to provide credits and refunds of legal fees totaling $688,000, which offset the amounts owed to the Company by the Funder under the Funding Agreement, and to provide up to $300,000 in future discounts on legal services. The Company will remit the discounts, as received, to the Funder on a quarterly basis. The settlement resulted in $195,000 of legal expense and a $156,000 payable to the Funder which was remitted to the Funder on March 17, 2022.

In December 2023, we entered into a securities purchase and registration rights relating to a private placement (the “Private Placement”) with certain qualified institutional buyers and institutional accredited investors, as well as certain directors and officers of the Company (each, an “Investor” and, collectively, the “Investors”). The Company agreed to sell to the Investors an aggregate of 2,122,017 shares of the Company’s common stock (the “Shares”), at an offering price of $1.68 per Share. Certain of the Company’s directors and executive officers invested in the Private Placement as follows: an entity affiliated with Simon H. Stertzer, M.D. invested $300,000, Jim Allen invested $250,000, an entity affiliated with Andrew Blank invested $250,000, Peter Altman, Ph.D. invested $25,000 and David McClung invested $15,000.

In June 2023, we entered into a securities purchase agreement with certain existing investors and other institutional investors, as well as certain directors and officers of the Company (the “Purchasers”), pursuant to which the Company agreed to sell and issue to the Purchasers an aggregate of 1,133,141 shares (the “Shares”) of the Company’s common stock in a registered direct offering (the “Offering”) at an offering price of $2.336 per share. Certain of the Company’s directors and executive officers invested in the Offering as follows: Jim Allen invested $150,000, an entity affiliated with Andrew Blank invested $150,000, an entity affiliated with Simon H. Stertzer, M.D. invested $150,000, Peter Altman, Ph.D. invested $15,000 and David McClung invested $10,000.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements, our amended and restated certificate of incorporation and our amended and restated bylaws require us to indemnify our directors to the fullest extent permitted by Delaware law.

INCORPORATION BY REFERENCE

The SEC allows us to "incorporate by reference” information into this Proxy Statement, which means that we can disclose important information to you by referring you to other documents that we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement. Our financial statements and other information required by Item 13(a) are incorporated by reference from our annual report on Form 10-K filed with the SEC on March 29, 2023.

OTHER MATTERS

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during our fiscal year ended December 31, 2022, all Section 16(a) filing requirements were satisfied on a timely basis, except with respect to the following failures to timely file: (i) Forms 4 for Peter Altman, Ph.D. (filed with the SEC on April 14, 2023 and May 18, 2022) to report one transaction each; (ii) a Form 4 for David McClung (filed with the SEC on May 18, 2022) to report one transaction; (iii) a Form 4 for Ed Gillis (filed with the SEC on May 18, 2022) to report one transaction; (iv) a Form 4 for Jay Moyes (filed with the SEC on September 30, 2022) to report one transaction; (v) a Form 4 for Simon Stertzer, M.D. filed with the SEC on September 30, 2022) to report one transaction; (vi) a Form 4 for Richard Krasno, Ph.D. (filed with the SEC on September 30, 2022) to report one transaction; (vii) a Form 4 for Andrew Blank (filed with the SEC on September 30, 2022) to report one transaction; (viii) a Form 4 for Jim Allen (filed with the SEC on September 30, 2022) to report one transaction; and (ix) Forms 4 for Krisztina Zsebo, Ph.D. (filed with the SEC on September 30, 2022 and May 12, 2023) to report one transaction each.

Fiscal Year 2022 Annual Report and SEC Filings

Our financial statements for our fiscal year ended December 31, 2022 are included in our Annual Report on Form 10-K, which was filed with the SEC on March 29, 2023. This proxy statement and our annual report are posted on the Financials & Filings portion of our website at www.biocardia.com/investors/financials-filings/id/1021 and are available from the SEC at its website at http://www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to BioCardia, Inc., Attention: Secretary, 320 Soquel Way, Sunnyvale, California 94085.

* * *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Sunnyvale, California

September 1, 2023

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is available at www.proxyvote.com

BioCardia, Inc.
Annual Meeting of Stockholders
October 18, 2023 - 9:00 AM, PT

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Dr. Peter Altman and David McClung, or either of them, as proxies, each with the power to appoint such individual's substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of BioCardia, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, PT on October 18, 2023, at Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, CA 94304-1050 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.